For more information contact:
Ligand -- Susan Atkins                         Seragen -- Lora Maurer
(619) 550-7687                                 (508) 435-2331


LIGAND ANNOUNCES TRANSFER OF ONTAK TRADEMARK RIGHTS FROM ELI LILLY AND COMPANY, MERGER WITH SERAGEN, PURCHASE OF MARATHON BIOPHARMACEUTICALS ASSETS MERGER RESULTS EXPECTED TO BE ACCRETIVE TO LIGAND EPS

     SAN DIEGO, CALIF. and HOPKINTON, MASS. -2, Interleukin-2 Fusion Protein or denileukin diftitox ).

     "The transfer of product rights from Lilly, the merger with Seragen, and the acquisition of Marathon consolidate important rights to ONTAK previously held by Lilly, Seragen and Ligand. We believe that this consolidation will unlock and increase Ligand's shareholder value by facilitating global sourcing and commercialization of the product in a strategic cancer market niche central to our business plan," said Ligand Chairman, President and CEO David
E. Robinson. "ONTAK will bring to five the number of oncology products Ligand targets to launch in 1998/1999 if regulatory approvals are received.

      "In addition, intellectual property assets of potential commercial value from several current and possible future royalty bearing agreements will be placed in more secure hands. We believe that the net effect, following closing of the merger, transfer of ONTAK rights from Lilly to Ligand, and launch of ONTAK following regulatory approval, is significantly accretive to Ligand earnings in 1999 and beyond," Mr. Robinson said.

     The merger agreement has been approved by the Board of Directors of each company and is subject to approval by a majority of stockholders of Seragen. In connection with the agreement, certain stockholders of Seragen have delivered irrevocable proxies representing between 55 and 59 percent of the voting power of Seragen's currently outstanding capital stock. The transaction, which is expected to close in the third quarter of 1998, is subject to, among other things, the receipt of SEC and Hart-Scott-Rodino approvals and the effectiveness of a registration statement covering the issuance of Ligand stock in the merger and related asset acquisition.

     The Board of Ligand has received an opinion from Bear, Stearns & Co. Inc., its financial advisor, that the aggregate consideration paid in connection with the Seragen and Marathon transactions is fair to Ligand from a financial point of view. Seragen has received an opinion from Lehman Brothers, its financial advisor, that the aggregate consideration paid in connection with the Seragen transaction is fair to Seragen's common shareholders from a financial point of view.

     Under the terms of the merger agreement, Ligand will pay merger consideration at closing in the amount of $30 million, $4 million of which will be in cash and $26 million of which will be in the form of approximately 1,858,800 shares of Ligand Common Stock at $13.99 per share. Ligand's stock price for this portion of the transaction is based on the average closing share price for the five trading days prior to signing. From the upfront payment, Seragen's common shareholders will receive at the time of closing approximately .036 of a share of Ligand stock for every share of Seragen common stock owned immediately prior to closing. This represents a 2 percent premium over Seragen's last reported trading price of $.49 per share, and a 27 percent premium over Seragen's average closing share price of $.394 per share for the five trading days prior to signing. The remainder of the $30 million in merger consideration to be paid at closing will be used to settle claims of Seragen's creditors and preferred shareholders. Of this portion of the merger consideration, Ligand has the option, exercisable at closing, to pay an additional $5.9 million in cash instead of stock.

     The merger agreement also calls for an additional $37 million payment in cash and/or Ligand Common Stock, at Ligand's option, to be paid six months after the date of receipt of final U.S. Food and Drug Administration (FDA) clearance to market ONTAK for cutaneous T-cell lymphoma (CTCL). The $37 million payment will not be made, however, if ONTAK is not cleared by the FDA within two years of the initial closing. From the $37 million, Seragen's common and Series D Preferred shareholders will receive $0.23 in, at Ligand's option, cash or the equivalent value of Ligand Common Stock (based on the average closing share price for the 10 trading days immediately preceding the second closing), for every Seragen common share owned. The remainder of the $37 million payment will be used to settle claims of Seragen's creditors and preferred shareholders. If the $37 million payment is made, Seragen's common shareholders will, as a result of the $30 million and $37 million payments together, have received a 49 percent premium over the closing price for Seragen's common stock on Monday, May 11.

     Additionally, Ligand's agreement with Lilly calls for up to $10 million, payable in cash or Ligand Common Stock, at Ligand's option, in potential milestone payments to Lilly, if ONTAK is approved by the FDA, and upon certain other events. Upon certain other events, Lilly could receive an additional $10 million in milestones.

     Seragen submitted a Biologics License Application (BLA) for ONTAK to the FDA in December 1997, and in February 1998, the FDA informed Seragen that the BLA had been given "priority review" designation. The BLA is scheduled for review at the June 2nd Oncologic Drug Advisory Committee (ODAC) meeting. ONTAK is also in a Phase II program for the treatment of psoriasis and an additional Phase II trial in non-Hodgkin's lymphoma is planned.

     In a related transaction, Ligand and Marathon Biopharmaceuticals, LLC, the organization which has a service contract with Seragen for manufacturing and development services, executed an agreement providing for Ligand's acquisition of substantially all of Marathon assets for $5 million, and an additional $3 million to be paid six months after FDA approval of ONTAK. Ligand may purchase the assets of Marathon at any time before Jan. 31, 1999, and has the option to extend the closing date in certain circumstances, though Ligand may not purchase Marathon's assets prior to the closing of the Seragen merger transaction. The purchase payments for Marathon can be paid in cash or Ligand common stock, at Ligand's option.

     "We are pleased that our efforts to strategically and financially restructure Seragen, to gain a more secure home for our fusion protein technology, and to realize the global asset value of ONTAK has resulted in our merger with Ligand," said Reed R. Prior, Seragen Chairman and CEO. "We believe that our late-stage product assets will add to the strength of Ligand in the near term and that Seragen shareholders will benefit from the medium to long-term upside potential that the depth and breadth of Ligand's technology, product portfolio and financial strength may offer."

     The proposed transactions will provide Ligand with worldwide rights to Seragen's six fusion proteins, including ONTAK, DAB389EGF, DAB389IL-4, DAB389IL-6, DAB389CD-4 and DAB389MSH, as well as Seragen's intellectual property, which includes a potential royalty stream on U.S. sales of Simulect registered trademark, a product used for the treatment of acute organ transplant rejection for which Novartis Pharmaceuticals filed an NDA in November 1997. Novartis sub-licensed rights to certain patents from Seragen in March 1996 in the development of the product.

     In February 1998, Seragen licensed rights to certain patents to DiagnoCure Inc. to develop highly selective drugs which exploit nanoerythrosomes as drug vectors. Seragen will earn a royalty on products commercialized by DiagnoCure.

     A second Seragen product, DAB389EGF, or EGF Fusion Protein, is currently in a Phase I/II clinical trial for non-small cell lung cancer and other solid tumors.

LIGAND'S EMERGING DISEASE MANAGEMENT FRANCHISE IN SKIN AND OTHER LYMPHOMAS

     "The proposed transactions among Seragen, Marathon and Lilly, along with Seragen's products and patents, will diversify Ligand's product portfolio and commercial risk, and following regulatory approval, may provide us with an incremental sales stream and permit sales force synergies which will allow us to better serve patients and physicians. This product acquisition provides us with a unique disease management platform in CTCL and a possible entry into non-Hodgkin's lymphoma.

     "The addition of ONTAK to our Targretin trademark capsules (bexarotene) and Targretin trademark gel (bexarotene) 1.0% products provides us with three potential products to offer CTCL patients and treating physicians in 1998 and 1999, with the goal of providing a full spectrum of therapeutic options at each stage of this progressively devastating disease," said James R. Mirto, Ligand Vice President, Marketing and Business Development.

ONTAK trademark Phase III Results

      In clinical trials, ONTAK has been studied for use as a systemic treatment for adults with refractory CTCL. If approved, ONTAK will be recognized as the first of a new class of cytotoxic biologic agents - a fusion protein. Seragen's fusion proteins have three functional components - a targeting domain that binds with target receptor cells; a "molecular syringe" that pierces the cell membrane; and the toxic portion, which slips inside the cell and destroys it.

     The BLA submitted in December 1997 is based on accumulated data from Phase I/II and Phase III clinical trials of ONTAK in patients with CTCL who were no longer benefiting from other therapy. The Phase III protocol included in the BLA consists of a randomized, double-blind evaluation of two dose levels of ONTAK in 71 patients. Response information from 35 patients in Phase I/II was also included, as well as safety information from 206 lymphoma patients, including 168 CTCL patients.

     The Phase III study included 71 patients who had failed an average of five previous therapies. The Phase III intent-to-treat analysis showed that overall, 30 percent of patients treated with ONTAK demonstrated responses of 50 percent or greater reduction in tumor burden -- a response rate consistent with the earlier Phase I/II study. Approximately 10 percent of the patients (7 of 71) showed a complete resolution of all evidence of tumor for at least six weeks. The median time of first response for all patients occurred during the second cycle of therapy, and seven patients with partial responses continued to evolve with further treatment to complete responses. These patients received an additional one to seven courses of treatment following partial response prior to reaching their complete response.

     In addition, the study included secondary endpoints that included assessment of CTCL disease symptoms that were independently evaluated by patients themselves. Symptom improvement was reported by all patients identified as responders. Symptomatic improvement was also reported in 80 percent of patients who did not achieve an objective clinical response.

     Side effects were reported in both dose groups. More frequent side effects included flu-like symptoms, hypersensitivity reactions, development of a vascular leak disorder, infectious complications and rashes. Investigators pointed out that, in general, the study enrolled older patients who had advanced-stage disease and who had received multiple prior therapies. They also said that CTCL patients are particularly susceptible to infections because of the compromised condition of their skin.

     "We believe that ONTAK represents an important therapeutic option for patients with CTCL and their physicians, and we look forward to our upcoming review with the ODAC," said Jean Nichols, Ph.D., Seragen President and Chief Technology Officer. "We are pleased that if successful in gaining FDA approval, we will be able to provide through Ligand a rapid availability of ONTAK to CTCL patients in the U.S. and abroad, a goal many of us at Seragen have pursued for many years."

     Two additional trials are currently in progress to evaluate the use of ONTAK in patients with CTCL who have been less extensively pre-treated. Additionally, Seragen has conducted clinical trials of ONTAK for psoriasis.

CUTANEOUS T-CELL LYMPHOMA (CTCL)

     CTCL is a form of non-Hodgkin's lymphoma that manifests initially in the skin, but with time, the disease can become systemic. CTCL is disfiguring and debilitating; median survival for late-stage patients with organ or lymph node involvement is less than three years. Various drugs are used in treating the disease, but no drug is specifically approved by the FDA for its treatment. CTCL can cover over 50 percent of a person's skin with dark, dry itching lesions and can eventually spread to the lymph nodes and other organs in the body, including spleen, lungs and liver. There are approximately 16,000 CTCL patients in the U.S. alone.

     The prognosis for CTCL is based on the stage of the disease when diagnosed. Because diagnosis of this disease is very difficult, the average patient has the disease for eight to 10 years before an accurate diagnosis is made. Because this is an indolent lymphoma (a slow-growing cancer), many patients live 10 to 25 years after diagnosis. While there are a variety of treatments available to patients with CTCL, patients are often refractory and new drug therapies are needed. The treatments which are most effective cost between $5,000 and $60,000 per year.

FINANCIAL TERMS & CONDITIONS FOR ONTAK TRADEMARK   RIGHTS & MERGER

     In October 1997, Ligand and Eli Lilly entered into a collaborative agreement in metabolic disease, which included an option for Ligand to acquire selected rights to ONTAK. Ligand and Lilly have agreed to modifications in the Lilly/Seragen and Lilly/Ligand agreements on ONTAK designed to facilitate the merger.

      "Through this merger with Seragen, acquisition of Marathon assets and our agreement with Lilly, Ligand will strategically consolidate assets that have been held separately by Lilly, by Seragen and by Marathon. When combined, these resources will provide more favorable economic terms and control over the manufacturing source for ONTAK," said Paul V. Maier, Ligand Senior Vice President and Chief Financial Officer.

      "We believe we have negotiated a fair value for our shareholders in developing a contingent price structure which adjusts for risk while allowing

Ligand to maintain the flexibility of using cash or stock, at our option, based on Ligand's future share price for downstream payments. If stock is used, up to 53 percent could be subject to lock-up agreements. Furthermore, the successful merger and launch of ONTAK, if regulatory approval is received, is expected to be accretive to Ligand's earnings in 1999 and beyond," Mr. Maier said.

     Since 1989, Ligand Pharmaceuticals Incorporated has established a leadership position in gene transcription technology, particularly intracellular receptor (IR) technology and STATs technology. Ligand has applied IR and STATs technology to the discovery and development of small molecule drugs to enhance therapeutic and safety profiles and to address major unmet patient needs in cancer, women's and men's health, skin diseases, osteoporosis, cardiovascular and inflammatory disease.

     Seragen is a biopharmaceutical company developing a proprietary portfolio of therapeutic products. The company's receptor-active fusion proteins consist of a toxin fragment genetically fused to a hormone, or growth factor, that targets specific receptors on the surface of disease-causing cells.

     Marathon is a full-service contract development and manufacturing company. Marathon's current clients include Seragen, BioChem Vaccines, Inc. of Quebec, and Alexion Pharmaceuticals, Inc. of New Haven, CT.

     This news release may contain certain forward looking statements by Ligand and actual results could differ materially from those described as a result of factors including, but not limited to, the following. There can be no assurance that ONTAK, Targretin gel (bexarotene) 1.0%, Targretin capsules (bexarotene) or any product in the Ligand or Seragen pipeline, will be successfully developed, that final data will be consistent with interim data, that regulatory approvals will be granted in a timely manner, or at all, that patient and physician acceptance of these products will be achieved, that final results will be supportive of regulatory approvals required to market products, that Ligand will be able to build and timely deploy its sales support for product launch, that future financial results will meet current expectations, that Ligand will be successful in closing the proposed transactions or that following the closing, third parties on which Ligand will rely for crucial components of commercialization will perform adequately. Ligand undertakes no obligation to update the statements contained in this press release after the date hereof.

                                     ###

SERAGEN BACKGROUND

     Seragen is a biopharmaceutical company developing a proprietary portfolio of therapeutic products called fusion proteins or fusion toxins. The company's unique receptor-active fusion proteins consist of a toxin fragment genetically fused to a hormone, or growth factor, that targets specific receptors on the surface of disease-causing cells.

Seragen and Lilly Collaboration for ONTAK trademark (terminates at time of merger)

     Seragen entered into a strategic alliance with Eli Lilly and Company in 1994 to develop ONTAK for cancer. The Lilly alliance provided Seragen with funding to take its first product through Phase III clinical trials for CTCL. Through this alliance, as amended to date, Lilly has exclusive worldwide rights to develop and promote ONTAK for the treatment of cancer, as well as to serve as Seragen's sole distributor for intravenous and intramuscular formulations of ONTAK for cancer indications, except in certain Asian countries. Lilly also has the right to serve as the sole distributor for intravenous and intramuscular formulations of ONTAK for non-cancer indications except in certain Asian countries and member countries of the European Union. All pre-clinical and clinical programs other than those covered by the Lilly alliance have been funded by Seragen independently.

Seragen's Agreement with Boston University & Marathon Biopharmaceuticals, LLC

     In February 1997, Seragen entered into an agreement to sell its manufacturing and clinical operations facilities to Boston University (BU). Simultaneously, Seragen also entered into a service agreement with BU providing for certain services rendered by BU to Seragen related to product research, development, manufacturing, clinical trials, quality control and quality assurance. This service contract expires Jan. 31, 1999.

     In December 1997, Marathon Biopharmaceuticals, LLC, a for-profit contract service organization, was created by BU following the purchase of Seragen's manufacturing and development facilities to perform services for Seragen and other pharmaceutical and biotechnology companies. This transaction was approved by the shareholders of Seragen and completed on Dec. 31, 1997.

     As of Dec. 31, 1997, Seragen had 13 employees. When Seragen sold its manufacturing and clinical operations to BU on Dec. 31, 1997, 90 Seragen employees involved in those operations became employees of Marathon.

Seragen's Agreement with United States Surgical Corporation (terminates at time of merger)

     In July 1997, Seragen Inc. entered into an agreement with United States Surgical Corporation (NYSE:USS) in Norwalk, Connecticut, granting USS an option to obtain exclusive worldwide rights to Seragen's fusion protein (DAB389EGF) to treat restenosis, a re-narrowing of the arteries following angioplasty. USS made an initial $5 million payment to Seragen for the option, and is entitled to acquire an exclusive license to the technology at any time during a 15-month evaluation period upon payment of an additional $5 million.